Exhibit 10.31

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is effective as of January 1, 2015 (the "Effective Date"), by and between FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation ("FIS" or the "Company"), and Gary Norcross (the "Employee") and amends that certain Amended and Restated Employment Agreement dated December 29, 2009, as previously amended on March 30, 2012 (as previously amended, the "Agreement"). Unless expressly amended herein, the terms of the Agreement remain in full force and effect. In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.Section 2 of the Agreement is deleted and the following is inserted in lieu thereof:
“2.    Employment and Duties. Subject to the terms and conditions of this Agreement, Company employs Employee to serve as the President and Chief Executive Officer of FIS, reporting directly to the Company’s Board of Directors, or in such other capacity as may be mutually agreed by the parties. Employee accepts such employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid position. Employee shall devote substantially all business time, attention and effort to the performance of duties hereunder and shall not engage in any business, profession or occupation, for compensation or otherwise, without the express written consent of the Company, other than personal, charitable or civic activities or other such matters that do not conflict with Employee's duties. Employee’s office location shall be in Jacksonville, Florida, but Employee will be expected to travel to the Company’s other locations as necessary.”
2.    Section 4 of the Agreement is deleted and the following is inserted in lieu thereof:
“4.    Salary. During the Employment Term, Company shall pay Employee an annual base salary, before deducting all applicable withholdings, of $1,000,000 per year, payable at the time and in the manner dictated by Company's standard payroll policies. Such minimum annual base salary may be periodically reviewed and increased (but not decreased without Employee's express written consent) at the discretion of the Board or the Compensation Committee of the Board (the “Committee”) (such annual base salary, including any increases, the "Annual Base Salary").”
3.    Section 5(b) is deleted and the following is inserted in lieu thereof:
“(b)    supplemental disability insurance sufficient to provide a benefit to Employee equal to two-thirds of Employee’s pre-disability Annual Base Salary until Employee reaches the age of 65, provided that such coverage is available in the market using traditional standards of underwriting;”

4.    The second sentence of Section 5(c) is deleted and the following is inserted in lieu thereof:

“(c)
Employee's target Annual Bonus shall be no less than 225% of Employee's then current Annual Base Salary, with a maximum of up to 2 times target (collectively, the target and maximum Annual Bonus are referred to as the "Annual Bonus Opportunity"); provided that Employee’s Annual Bonus is subject to the Company’s clawback policy, pursuant to which the Company may recoup all or a portion of any bonus paid if, after payment, there is a finding of fraud, a restatement of financial results, or errors or omissions discovered that call into question the business results on which the bonus was based.”

5.    The following is inserted as Section 6 and all subsequent Sections are renumbered accordingly:
“6.    Compensation Policies. Company has adopted certain compensation related policies that apply to Employee. Employee acknowledges that, as a corporate officer, he is expected to maintain an ownership level in Company stock of at least ten (10) times his annual base salary and that following the vesting of any restricted shares granted to him, Employee must hold 50% of those shares for at least six (6) months. Employee further represents that he has read and understands the Company’s policies regarding insider trading and prohibiting the hedging and pledging of Company stock.”
6.    Section 8(f)(ii) is deleted and the following is inserted in lieu thereof:
“(ii)    a material adverse change such that the Employee no longer reports directly to the Company’s Board of Directors;”
7.    The word “or” is stricken at the end of Section 8(f)(vi).
8.    Section 8(f)(vii) is amended to end as follows: “…Section 20; or”
9.    The following is added as Section 8(f)(viii):
“(viii)    the failure of the Board of Directors to nominate Employee for re-election by the shareholders as a Director at any annual meeting of shareholders during the Employment Term, or the removal of Employee as a Director at any time during the Employment Term.”
10.    Section 9(a)(iii)(B) is deleted and the following is inserted in lieu thereof:
“(B) the target Annual Bonus in the year in which the Date of Termination occurs;”

IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC. By: _/s/ Michael P. Oates_____ Its: CEVP, General Counsel

GARY NORCROSS __/s/ Gary Norcross_____________

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